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                                                                   Exhibit 99.1


                                                                        CONTACT:
                                                             Mark R. Friedlander
                                                           Grubb & Ellis Company
                                                          847/390-8050, ext. 688

FOR RELEASE AT 4 P.M. E.S.T. ON WEDNESDAY, DEC. 11, 1996
--------------------------------------------------------

GRUBB & ELLIS ANNOUNCES SALE OF 2.5 MILLION SHARES
   OF COMMON STOCK TO KOJAIANS FOR $10 MILLION

     ROSEMONT, Ill., Dec. 11, 1996--Grubb & Ellis Company (NYSE:GBE) announced today that it has sold 2.5 million shares of the Company's common stock for $10 million to principals of the Kojaian Companies, Southfield, Michigan. The Kojaian Companies owns and operates several million square feet of office, industrial, retail, and hotel properties, servicing the Fortune 500.

     Additionally, Grubb & Ellis announced that C. Michael Kojaian, Executive Vice President of the Kojaian Companies, has been elected to the Company's board of directors.

     The $10 million was used to purchase from Warburg, Pincus
Investors, L.P. ("Warburg, Pincus"), the Company's principal stockholder, and then retire, approximately $13.2 million of the Company's subordinated debt, and $13 million face amount of the Company's junior convertible preferred stock, convertible into approximately 2.3 million shares of common stock, which Warburg, Pincus had acquired from The Prudential Insurance Company of America ("Prudential") on October 22, 1996.


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PAGE 2


      Concurrently with these transactions, Warburg, Pincus granted the Company a new option, exercisable until April 16, 1997 to purchase for $13 million the outstanding $15 million face value of the Company's senior debt which Warburg, Pincus also acquired from Prudential.

     Warburg, Pincus and Joe F. Hanauer, Chairman of the Board of Grubb & Ellis, converted all of their shares of senior preferred stock into shares of common stock, and Prudential will also convert all of its remaining shares of junior convertible preferred stock into common stock, pursuant to its obligations under existing agreements.

     As a result of these transactions, all preferred stock of the Company will have been converted into common stock and the Company's remaining debt will have been reduced to $15 million. The Company is currently pursuing financing to enable it to repurchase the senior debt pursuant to the option agreement with Warburg, Pincus.

     Pro forma, for the transactions described above, Grubb & Ellis will have approximately 17 million common shares outstanding and 1.7 million warrants with an aggregate exercise price of $5.4 million.

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PAGE 3


     "This investment by the Kojaians is another significant step that allows us to reduce our debt, further improve out balance sheet and enhance our ability to grow our market share in an improving commercial real estate marketplace," said Neil Young, president and CEO, Grubb & Ellis.

     Grubb & Ellis Company, one of the nation's largest publicly traded full-service commercial real estate firms, has nearly 3,000 sales associates and staff nationwide. Through its 87 offices in 60 cities, Grubb & Ellis services every major American metropolitan area. In 1995, the firm completed over 12,000 transactions valued in excess of $9 billion.

     Through its wholly owned subsidiary, Axiom Real Estate Management, Inc., Grubb & Ellis provides traditional third-party property management and facilities management services. Grubb & Ellis Axiom currently manages nearly 80 million square feet of commercial space nationwide.

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